Exhibit 99.3

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER INKS BACK-UP CREDIT FACILITY

Wells Fargo Leads Syndicate Ahead of Debenture Put Opportunity

GREENWOOD VILLAGE, Colorado — February 13, 2008 — CIBER, Inc. (NYSE: CBR) today announced that it has agreed to a three-year, $200 million credit facility to provide the needed liquidity should the remaining outstanding convertible debentures be put to the company in December 2008.

                “We are very pleased to eliminate any shareholder doubt or concerns that the remaining debentures would be put to us with no liquidity to satisfy them in December 2008,” said Peter Cheesbrough, Executive Vice President and Chief Financial Officer of CIBER, Inc.  “Wells Fargo Bank arranged this syndication of 7 banks over the past 30 days.  Our working capital lender since 2002, Wells has continued to assist in a professional and highly capable manner.”

                “We are over 40% larger in both revenue and earnings since December 2003 when the convertible debentures were sold, however, our stock price is inexplicably down over 40% at the same time.  Hence, the debentures are trading below par.  This facility is a bridge to better market conditions, and we are grateful for Wells Fargo’s help in arranging it,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific.  Operating in 18 countries, with more than 8,000 employees and annual revenue over $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P

Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.

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